Exhibit 10.22

BNY Trust Company of Canada,
as trustee of Canadian Master Trust
c/o BMO Nesbitt Burns Inc.
3rd Floor Podium
1 First Canadian Place
Toronto, ON M5X 1H3

and

NT Limited Partnership
c/o National Car Rental (Canada) Inc.
280 Atwell Drive
Etobicoke, Ontario M9W 5B2

October 14, 2003

Dear Sirs:

NT Limited Partnership (the “Partnership”)

Reference is made to the Fourth Amended and Restated Limited Partnership Agreement made as of March 13, 1997 and executed October 14, 2003 between our wholly-owned subsidiary, National Car Rental (Canada) Inc. (“National”) as general partner, 1487792 Ontario Inc. (“AGP”) as additional general partner and BNY Trust Company of Canada, as trustee of Canadian Master Trust (in such capacity, “CMT”) as limited partner, as amended from time to time (the “Limited Partnership Agreement”), and the Lease made as of May 22, 1998 between NT Limited Partnership (the “Partnership”) and Alamo Rent-A-Car (Canada) Inc. (“Alamo”), as amended from time to time (the “Alamo Lease”). Terms capitalized but not defined herein or in Schedule A hereto shall have the meanings ascribed to them in the Limited Partnership Agreement.

In order to induce CMT and the Partnership to agree to enter into the Limited Partnership Agreement and the Alamo Lease, respectively, and in consideration of the sum of $1.00 received from each of CMT and the Partnership, Vanguard Car Rental USA Holdings Inc. (“Vanguard”) hereby covenants and agrees with and in favour of CMT and the Partnership as follows for so long as the Limited Partnership Agreement or the Alamo Lease remains in force:

1.             Vanguard will own beneficially, directly or indirectly, all of the outstanding shares in the capital of National and Alamo.

2.             Vanguard irrevocably and unconditionally guarantees the performance by National of its obligations under the Limited Partnership Agreement, including, without limitation, its obligation to pay the insurance premiums referred to in subsection 5.2(o) of the Limited Partnership Agreement, and neither the Partnership nor CMT shall be required to exhaust any remedies against National as a pre-condition to calling for performance of the guarantee.

3.                                       (a)                                  Vanguard hereby covenants and agrees that it will keep in place insurance coverage for the benefit of the Partnership with financially sound and reputable insurers in respect of the assets and business of the Partnership against loss or damage of the kinds customarily insured against by firms of established reputation engaged in the same or similar businesses and similarly situated as the Partnership, of such types and in such amounts as are customarily carried under similar circumstances by such other firms; provided, however, that Vanguard shall at all times maintain for the benefit of the Partnership excess automobile liability insurance coverage in an amount at least U.S. $50.000,000 greater than the amount of self-insurance retained pursuant to this paragraph for any claims of liability against the Partnership relating to its ownership or use of Vehicles.

(b)                                 Certain of the Vanguard U.S. subsidiaries are currently parties to a fronting arrangement with American International Group and its subsidiaries for automobile liability insurance for certain United States exposures in certain of the states of the United States. This fronting arrangement is and will continue to be secured by collateral (in form and amount acceptable to the carrier) on deposit with the carrier.

(c)                                  Vanguard will cause each insurance policy or policies referred to in paragraphs 3(a) and (b) above to provide for at least thirty (30) days prior written notice to the Securitization Agent of any termination of or proposed cancellation or non-renewal of such policy and that each insurance policy insuring Partnership Vehicles names the Partnership as an additional insured or loss payee, as appropriate, pursuant to certificates in form and substance reasonably satisfactory to the Securitization Agent.

4.                                       Vanguard represents and warrants that this agreement has been duly authorized and executed by Vanguard and is enforceable against Vanguard in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws.

5.                                       Vanguard hereby covenants and agrees that it shall not take any action or direct National to take any action that would have the effect of reducing the Tangible Net Worth of National below the amount referred to in subsection 2.8(e) of the Limited Partnership Agreement.

6.                                       Vanguard hereby covenants and agrees that Vanguard Car Rental USA, Inc. (“Vanguard USA”) shall at all times maintain a consolidated net worth (as such term is defined in the Loan Agreements) equal to at least US$180,000,000.

7.                                       Vanguard represents and warrants that financial covenants granted in favour of CMT herein, including, for greater certainty, the amount of consolidated net worth required to be maintained pursuant to paragraph 6 above, are and at all times shall be no less favourable than those financial covenants granted to any lender by either Vanguard USA or Vanguard, such lenders to include, for greater certainty, the lenders under each Loan Agreement.

8.                                       Vanguard hereby covenants and agrees that it shall deliver to CMT and the Rating Agency the following:

(a)                                  a copy of the income and cash flow statements and balance sheet of Vanguard, within 60 days of the end of each fiscal quarter, and

(b)                                 a copy of the audited income and cash flow statements and balance sheet of Vanguard, within 120 days of the end of each fiscal year.

9.                                       Vanguard represents and warrants that the transactions contemplated by the Asset Purchase Agreement have closed and that the Loan Agreements have been entered into by the parties thereto and remain in good standing without default as of the date hereof.

10.                                 Vanguard hereby covenants and agrees, forthwith upon becoming aware of any “Default” or “Event of Default”, as defined in and under any of the Loan Agreements, to deliver a certificate of an officer of Vanguard or Vanguard USA, as the case may be, to CMT and the Rating Agency specifying such Default or Event of Default, as the case may be, together with a statement of such certifying officer setting forth details of such Default or Event of Default and the action which has been, or is proposed to be, taken with respect thereto.

This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Yours truly,

Vanguard Car Rental USA Holdings Inc.

By:	/s/ Leland Wilson
Name:	Leland Wilson
Title:	Senior Vice President

Agreed this 14th day of October, 2003

National Car Rental (Canada) Inc.,

by:	/s/ Peter Chung

Name:	Peter Chung
Title:	Vice-President and Chief Financial Officer

BNY Trust Company of Canada,
as trustee of Canadian Master Trust
(with liability limited to the assets of the Trust)
by its Securitization Agent, BMO NESBITT BURNS INC.

by:	/s/ Paul Smeeton

Name:	Paul Smeeton
Title:	Executive Managing Director Securitization and Structured Finance

by:	/s/ Jerry Marriott

Name:	Jerry Marriott
Title:	Vice President, Securitization and Structured Finance

1487792 Ontario Inc.,

by:	/s/ Ian Bandeen

Name:	Ian Bandeen
Title:	President

SCHEDULE A
Defined Terms

“Asset Purchase Agreement” means the asset purchase agreement between ANC Rental Corporation, Car Acquisition Company LLC, Cerberus Capital Management, L.P. and those parties listed on the signature pages thereof as debtors in possession, dated as of June 12, 2003 and approved by the United States Bankruptcy Court for the district of Delaware on August 21, 2003;

“Cerberus Facilities” mean, collectively, (1) the Financing Agreement, dated as of October 14, 2003, by and among Vanguard, Vanguard Car Rental USA Inc., and certain of their subsidiaries, Congress Financial Corporation (Florida), and Madeleine LLC, (2) the Note Purchase Agreement, dated as of October 14, 2003, for the 15% Secured Junior Subordinated Notes due 2008; (3) the Note Purchase Agreement, dated as of October 14, 2003, for the 15% Secured Junior Subordinated Notes due 2008 (Vanguard Holdings); and (4) the Note Purchase Agreement, dated as of October 14, 2003, for the 14.5% Secured Senior Subordinated Notes due 2008;

“DaimlerChrysIer Services Facility” means the Financing Agreement dated as of October       , 2003, between National Rental Group Financing Inc. and DaimlerChrysler Services North America LLC, and the other Transaction Documents referred to therein;

“GMAC Financing” means the Series 2003-2 Note Purchase Agreement, dated as of October 14, 2003 among General Motors Acceptance Corporation, Vanguard Car Rental USA Inc. and Vanguard SPE I Inc., and the Related Documents referred to therein;

“Loan Agreements” means, collectively, the Cerberus Facilities, the DaimlerChrysler Services Facility, the GMAC Financing and the MBIA Insured Financing; and

“MBIA Insured Financing” means the Series 1999-1 6.02% Rental Car Asset Backed Notes, Class A-3; the Series 1999-3 Floating Rate Car Asset Backed Notes and the Series 2001-2 Floating Rate Rental Car Asset Backed Notes, and the documents relating thereto.